Exhibit 10.35

PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this February 16, 2024 by and between LabStyle Innovation Ltd., a company incorporated under the laws of the State of Israel, with its offices at HaTochen 8, Cesarea Industrial Park, 3088900, Israel (the “Company”), and Employee Tomer Ben Kiki (Israeli I.D. 024956120) residing at 2 Levi Eshkol St. Tel Aviv, Israel (the “Employee”).

WHEREAS,the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS,the parties hereto desire to state the terms and conditions of the Employee’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1.Position. The Employee shall serve in the position described in Exhibit A attached hereto. In such position the Employee shall report regularly and shall be subject to the direction and control of the Company’s management and specifically under the direction of the person specified in Exhibit A. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company’s best interests. The Employee agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position in the Company. For purposes of this Agreement, references to “third party” shall not include a parent company, subsidiaries and affiliates of the Company.

3.Location. The Employee shall perform his duties hereunder at the Company’s facilities in Israel, but he understands and agrees that his position may involve significant domestic and international travel or working from home where required.

4.Employee’s Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.

Term of Employment

5.Term. The Employee’s employment by the Company shall commence on the date set forth in Exhibit A (the “Commencement Date”), and shall continue until it is terminated pursuant to the terms set forth herein.

6.Termination at Will. Either party may terminate the employment relationship hereunder at any time, without the obligation to provide any reason, by giving the other party a prior written notice as set forth in Exhibit A (the “Notice Period”). The Employee acknowledges and agrees that he has been given ample opportunity to consider the aforesaid waiver and further acknowledges that the Base Salary includes due consideration for such waiver. Notwithstanding the foregoing, the Company is entitled to terminate this Agreement and related employment with immediate effect upon a written notice to Employee and to pay the Employee a one time amount equal to the Salary and all other benefits that would have been paid to the Employee during the Notice Period, in lieu of such prior notice.

The Company and Employee agree and acknowledge that the Company’s Severance Contribution to the Insurance Scheme in accordance with Section 11 below, shall, provided contribution is made in full, be instead of severance payment to which the Employee (or his beneficiaries) is entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the “Exempt Salary”), pursuant to Section 14 of the Severance Pay Law 5723 – 1963 (the “Severance Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit C. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the Insurance Scheme, except: (i) in the event that Employee withdraws such sums from the Insurance Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the Employee’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order including the General Approval of the Minister of Labor and Welfare, as set forth in this Section 6, in the event contributions to the Insurance Scheme in accordance with Section 11 below have not been made in full.

7.Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. “Cause” means herein (a) conviction of any felony by the Employee involving moral turpitude affecting the Company or its affiliates or any crime involving fraud; (b) action taken by the Employee intentionally to materially harm the Company or its affiliates; (c) embezzlement of funds of the Company or its affiliates by the Employee; (d) falsification of Company’s or its affiliates’ records or reports by the Employee; (e) ownership by the Employee, direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company or its affiliates, including those products or services contemplated in a plan adopted by the Company or its affiliates; (f) any material breach of the Employee’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith) which, to the extent such breach is curable, has not been cured by Employee within fifteen (15) days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; (g) any material breach of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B by the Employee; and (i) any other act or omission that constitutes “cause” under the laws of the State of Israel. In the event of termination for Cause, the Employee’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Law.

8.Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee’s responsibilities.

Covenants

9.Proprietary Information; Assignment of Inventions and Non-Competition. Upon the execution of this Agreement, the Employee will execute the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached hereto as Exhibit B. Exhibit B hereto shall survive the expiration or other termination of this Agreement.

Salary and Additional Compensation; Insurance

10.(a) Salary. The Company shall pay to the Employee as compensation for the employment services an aggregate monthly base salary in the amount set forth in Exhibit A (the “Base Salary”). In addition, since the Employee may, from time to time, work overtime hours and since the Company cannot keep specific track of all of the Employee’s overtime hours, the Company shall pay to the Employee an additional monthly gross amount, as set forth in Exhibit A paid for all of the Employee’s overtime hours, as they may be from time to time (the “Additional Compensation” the Additional Compensation and Base Salary together shall constitute the “Salary” for purposes of this Agreement). Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation or agreement and the Employee shall not be entitled to any additional payment, including, for avoidance of doubt, any payment for overtime hours of work or reimbursement for travel expenses to and from his home to the workplace (which are paid on global basis through the payment of the Additional Compensation). The Employee’s Salary and other terms of employment may be reviewed and updated by the Company’s management, from time to time, at the Company’s discretion. The Salary is to be paid to the Employee no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

You hereby agree and acknowledge that other than the compensation set forth herein you shall not be entitled to any additional compensation irrespective of the number of hours and/or scope of employment actually worked by you.

(b) Special Compensation for Non-Competition Obligations. The Employee acknowledges that 20% of the Salary is paid as special supplementary monthly compensation in consideration for the Employee’s non-competition undertakings and obligations set forth in Exhibit B hereto (the “Special Non-Competition Monthly Compensation”). The Employee warrants and represents that the Special Non-Competition Monthly Compensation constitutes a real, appropriate and full consideration to any prejudice he may suffer due to his non-competition undertakings and obligations set forth in Exhibit B hereto, including but not limited to restriction of his freedom of employment.

11.Insurance and Social Benefits.

11.1.The Company will insure the Employee under a “Manager’s Insurance Policy” (“Bituach Menahalim”) (“Policy”) or a Pension Fund (“Pension Fund”), to be selected by the Employee. The employee shall be entitled to contributions to a pension arrangement of his choice (the “Pension Arrangement”), at the following monthly rates:

(a)	The Company shall contribute:

(i)	8.33% of the Salary towards the severance pay component; and

(ii)

6.5% of the Salary towards the pension component. In case you are insured in a mangers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance, ensuring loss of earning payment of 75% of the Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the “Pension Order 2016”). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure you in disability insurance, the total rate of contributions shall increase up to 7.5% of the Salary.

(b)	The Company shall also deduct 6% of the Salary to be paid on your account towards the Pension Arrangement.

11.2.By signing this Agreement, you acknowledge that in accordance with the terms of the General Order, if you choose to be insured in a Pension Arrangement, which is not a pension fund, you must also be insured in disability insurance, ensuring loss of earning payment of 75% of the Salary (or the relevant portion of the Salary which the you choose to insure in such an arrangement).

11.3.Additionally, the Company together with the Employee will maintain an advanced study fund (“Keren Hishtalmut”) and the Employee and the Company shall contribute to such fund an amount equal to 2.5% (two percent and one half of a percent) of the Salary and 7.5% (seven percent and one half of a percent) of the Salary, respectively. All of the Employee’s aforementioned contributions shall be transferred to the above referred to plans and funds by the Company by deducting such amounts from each monthly Salary payment. Any tax results for payments made for amounts greater than the maximum amount exempt from tax under applicable laws will bear upon the employee.

Additional Benefits

12.Expenses. The Company will reimburse the Employee for traveling expenses in Exhibit A.

13.Vacation. The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A, as coordinated with the Company (with unused days to be accumulated up to the limit set pursuant to applicable law).

14.Sick Leave; Convalescence Pay. The Employee shall be entitled to that number of paid sick leave per year as set forth in Exhibit A (with unused days to be accumulated up to the limit set pursuant to applicable law), and also to Convalescence Pay (“Dmei Havra’a”) pursuant to applicable law.

15.Taxes. The Employee agrees that he is solely responsible for all United States income and employment tax obligations arising out of the performance of services under this Agreement, including, without limitation, any obligations arising under Internal Revenue Code Section 409A and/or 4999. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Internal Revenue Code Section 409A. Notwithstanding anything in the Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), no payments that are “deferred compensation” subject to Internal Revenue Code Section 409A that would otherwise be payable upon the Employee’s “separation from service” (as defined in Internal Revenue Code Section 409A) shall be made to the Employee prior to the date that is six (6) months after the date of the Employee’s “separation from service” or, if earlier, the Employee’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Internal Revenue Code Section 409A that is also a business day.

16.Stock Options. You will be entitled to a stock option grant to purchase up to 358,974 shares of the Company’s common stock, subject to the approval of the Company’s Board of Directors. 145,871 of these options will vest on the grant date and the remining 213,103 options will vest over two years in eight equal quarterly amounts elapsed from the grant date. This Option grant is subject, in all respects, to the approval of the Company’s Board of Directors.  The options ” will serve as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) and will be issued outside of the Company’s 2020 Equity Incentive Plan (the “Plan”) but will otherwise follow the material terms of similar grants issuable pursuant to the Plan. The vesting period shall immediately end, and all shares shall immediately vest, in the event a Change in Control (as defined in the Plan) occurs prior to, or within 180 days of, the termination of a grantee’s employment or retention with the Company.

a.	Performance options. You will be granted options to purchase up to 150,000 performance options which will vest upon achieving personal objectives as follows:

Area	Milestone	Grants
Commercial Transition Support	Achieve GAAP revenues at $18M from Twill products for the year ending December 31, 2024 as reported in the Company’s form 10K for that year.	● 22,500 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to a pro-rated vesting upon reaching at least 70% of this milestone.
OPEX targets 2024	2024 OPEX – not higher than $56M for the year ending December 31, 2024	● 22,500 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to 50% vesting upon maintaining expense level below 105% of goal.
OPEX targets 2025	Q1-2025 OPEX run rate enabling $50M of OPEX in 2025, and not higher than $13M.	● 20,000 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to 50% vesting upon maintaining expense level below 105% of goal
Product Development and Life Cycle and Delivery	Generate software value from funds invested and meet product roadmap	● 42,500 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to a pro-rated vesting upon reaching at least 70% of this milestone.
Key talent retention	Retain 15 key Twill/Dario employees according to a list to be agreed between the Employee and the Chief of Stuff.	● 42,500 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to a pro-rated vesting upon reaching at least 70% of this milestone.

b.

This Option grant is subject, in all respects, to the approval of the Company’s Board of Directors.  The options will serve as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) and will be issued outside of the Company’s 2020 Equity Incentive Plan (the “Plan”) but will otherwise follow the material terms of similar grants issuable pursuant to the Plan. The options grant is subject, in all respects, to the approval of the Company’s Board of Directors.

You also hereby acknowledge that all equity based grants are subject to the Company’s Clawback Policy, which provides for the recoupment (or clawback) of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws of the United States.

Miscellaneous

16.The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law). No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, unless the business purpose of this Agreement is substantially frustrated thereby. The preface and exhibits to this Agreement constitute an integral and indivisible part hereof. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto. The Employee acknowledges and confirms that all terms of the Employee’s employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party. All references to applicable law are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires. The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this Agreement shall derogate from the Employee’s rights according to any applicable law, extension order, collective agreement or other agreement with respect to the terms of Employee’s employment.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the date first hereinabove set forth.

LabStyle Innovation Ltd.	Tomer Ben Kiki

Exhibit A

To the Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee whose name is set forth herein

1.	Name of Employee:	Tomer Ben Kiki
2.	I.D. No. of Employee:	024956120
3.	Address of Employee:	2 Levi Eshkol St. Tel Aviv, Israel
4.	Position in the Company:	Head of Innovation
5.	Under the Direct Direction of:	Erez Raphael
6.	Commencement Date:	February 16,2024
7.	Notice Period:	90 Days
8.	Monthly Base Salary:	NIS 52,000
9.	Additional Compensation:	NIS 13,000
10.	Vacation Days Per Year:	11
11.	Travel Allowance	NIS250
12.	Sick Leave Days Per Year:	The Employee should be entitled to fully paid sick leave pursuant to applicable sick law.
13.	Parking:	Employee shall be entitled to subscription to a parking space at the Company’s premises.
14.	Bonus

Employee will be eligible for an individual bonus of up to 20% of the Salary based upon Company performance, individual performance and subject to continued employment through the payment date and the other terms and conditions established by the CEO from time to time.

Exhibit B

To the Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee whose name is set forth herein

Name of Employee:	Tomer Ben Kiki
I.D. No. of Employee:	024956120
Date: February 16, 2024	(the “Commencement Date”)

General

1.	Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the “Agreement”). For purposes of any undertaking of the Employee toward the Company, the term “Company” shall include any parent company, subsidiaries and affiliates of the Company. The Employee’s obligations and representations and the Company’s rights under this Exhibit shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

2.

“Proprietary Information” means confidential and proprietary information concerning the business and financial activities of the Company, including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

3.

Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee’s association with the Company, as evidenced by written records; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Employee; (iii) reflects general skills and experience; or (iv) reflects information and data generally known in the industries or trades in which the Company operates.

4.

Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

5.

Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during the employment relationship and after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties under the Agreement.

6.	Upon termination of Employee’s engagement with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee’s engagement with the Company, and will not take with him any documents or materials or copies thereof containing any Proprietary Information.

7.	Employee’s undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.

Disclosure and Assignment of Inventions

8.

“Inventions” means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets; “Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee’s engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

9.

Employee hereby confirms that all rights that he may have had at any time in any and all Company’s Inventions, are and have been from inception in the sole ownership of the Company, including during the process of its incorporation. If ever any doubt shall arise as to the Company’s rights or title in any Invention and it shall be asserted that the Employee, allegedly, is the owner of any such rights or title, then Employee hereby irrevocably transfer and assign in whole to the Company without any further royalty or payment any and all rights, title and interest in any and all Inventions. Employee has listed below in this Section 9 a complete list of all Inventions to which he claim ownerships (the “Prior Inventions”) and that he desires to remove from the operation of this Agreement, and acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, Employee represents that he has no such Inventions at the time of signing this Agreements. The Prior Inventions, if any, patented or unpatented, are excluded from the scope of this Agreement. If, in the course of employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent. Employee hereby represents and undertakes that none of his previous employers or any entity with whom he was engaged, has any rights in the Inventions or Prior Inventions and such employment with the Company will not grant any of them any right in the results of the Employee’s work.

Prior Inventions: [fill-in, if any.]

None.

10.

Employee undertakes and covenants he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

11.

Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention. For the removal of any doubt, it is hereby clarified that the provisions concerning assignment of Inventions contained in Section 8 and this Section 11 will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”). However, in no event will such Service Invention become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. The Employee will not be entitled to royalties or other payment with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights. The Employee irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and the employee hereby expressly and irrevocably confirms that the provisions contained in Section 134 of the Patent Law shall not apply and he waives any right to claim royalties or other consideration with respect to any Invention.

12.

Employee agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee’s engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee’s agent and attorney in fact, coupled with an interest to act for and on Employee’s behalf and in Employee’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

13.

In consideration of Employee’s terms of employment hereunder, which include special compensation for his undertakings under this Section 13 and the following Section 14, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company. Employee hereby acknowledges and agrees that the Salary and social benefits to which the Employee is or shall be entitled to, if any, as set forth in the Agreement, is set to a level which reflects adequate compensation sufficient to reimburse prejudice, if any, including but not limited to any of Employee’s legitimate rights and interests. Employee further warrants and represents that the Special Non-Competition Monthly Compensation (as defined in the Agreement) constitutes a real, appropriate and full consideration to any prejudice Employee may suffer due to his non-competition undertakings and obligations set forth in this Exhibit, including but not limited to restriction of his freedom of employment.

14.

Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a “Consultant”), or was retained as an employee or a Consultant during the six months preceding termination of Employee’s employment with the Company.

Reasonableness of Protective Covenants

15.

Insofar as the protective covenants set forth in this Exhibit are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

Remedies for Breach

16.

Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Intent of Parties

17.

Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee’s agreement to be bound by the provisions of this Exhibit.

IN WITNESS WHEREOF the Employee has signed this Agreement as of the date first hereinabove set forth.

Tomer Ben Kiki

Exhibit C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY UNDER THE SEVERANCE PAY LAW, 5723-1963

אישור כללי בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים (י"פ 4659 התשנ"ח; י"פ 4803 התש"ס,5; י"פ 4970 התשס"א, 1949)

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג- 1963 (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד- 1964 (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתוכנית קיצבה ולתוכנית שאינה לקיצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת ביטוח תוכנית לקיצבה ובין אם לאו, (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:

(1) תשלומי המעביד

(א) לקרן פנסיה אינם פחותים מ- 14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) 13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו. בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של 2.5% מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אובדן כושר עבודה);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

(2) לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו -

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה;

(ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה, "אירוע מזכה" - מוות, נכות או פרישה בגיל שישים או יותר.

(3) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

*הנוסח של האישור הכללי עשוי להתעדכן בתקופה הקרובה, וכל מקרה של סתירה בין שיעורי הפרשות באישור הכללי לבין הסכם העבודה, יש להתייחס לשיעורי ההפרשות בהסכם העבודה.